Exhibit 99.1

Vail Resorts, Inc.

News Release

For Immediate Release

Vail Resorts Contacts:

Media: Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

Investor Relations: Jeff Jones, CFO, (970) 845-2552, jwjones@vailresorts.com

VAIL RESORTS ANNOUNCES FISCAL 2006 FIRST QUARTER RESULTS AND EARLY SEASON LEADING INDICATORS FOR 2005-2006 SKI SEASON

  Financial performance modestly ahead of expectations through first quarter fiscal 2006 in seasonally low August/September/October quarter
  Record snow to this point at Vail, significant snowfall at other resorts and solid booking activity provide momentum for 2005- 2006 ski season

VAIL, Colo. – December 7, 2005 – Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the first quarter of fiscal 2006 ended October 31, 2005.

The Company uses the terms "Reported EBITDA" and "Reported EBITDA excluding stock-based compensation" when reporting financial results, in accordance with SEC rules regarding the use of non-GAAP financial measures. The Company defines Reported EBITDA for the Mountain, Lodging and Resort (the combination of mountain and lodging) segments as segment net revenue less segment operating expense plus segment equity investment income or loss. The Company defines Reported EBITDA for the Real Estate segment as segment net revenue less segment operating expense plus gain on transfer of property plus segment equity investment income or loss.

Effective August 1, 2005, the Company adopted the fair value recognition provisions of SFAS 123R, Share-Based Payments, using the modified prospective method. As a result, the Company recorded total pre-tax stock-based compensation expense of $1.7 million in the three months ended October 31, 2005, as compared to $0.1 million under the provisions of APB 25, Accounting for Stock Issued to Employees, for the three months ended October 31, 2004.

FIRST QUARTER PERFORMANCE

Mountain revenue for the first quarter of fiscal 2006 was $40.3 million, a $5.8 million, or 16.8%, increase from $34.5 million for the comparable period last year. Mountain expense increased $8.3 million, or 13.0%, to $72.3 million. Excluding stock-based compensation expense, Mountain expense increased $7.4 million, or 11.6%, to $71.3 million.

Lodging revenue for the quarter decreased $4.5 million, or 9.7%, to $41.8 million. Lodging expense decreased $5.9 million, or 13.6%, to $37.6 million. Excluding stock-based compensation expense, Lodging expense decreased $6.3 million, or 14.5%, to $37.2 million.

Resort revenue, the combination of Mountain and Lodging revenues, rose $1.3 million, or 1.6%, to $82.1 million. Resort expense increased $2.4 million, or 2.2%, to $109.9 million. Excluding stock-based compensation expense, Resort expense increased $1.1 million, or 1.1%, to $108.6 million.

Real Estate revenue for the quarter fell $13.7 million, or 80.1%, as expected, to $3.4 million. Real Estate expense decreased $4.0 million, or 39.6%, to $6.1 million. Excluding stock-based compensation expense, Real Estate expense decreased $4.3 million, or 43.0%, to $5.7 million for the quarter.

Total revenue decreased $12.5 million, or 12.8%, to $85.4 million. Total segment operating expense decreased $1.6 million, or 1.4%, to $116.0 million. Excluding stock-based compensation expense, total segment operating expense decreased $3.2 million, or 2.7%, to $114.3 million.

Loss from operations for the quarter increased $8.3 million, or 20.0%, to a loss of $49.9 million compared to a loss of $41.6 million for the same period last year.

Reported EBITDA for the Mountain segment decreased $2.5 million, or 8.7%, to a negative $31.2 million compared to a negative $28.7 million for the comparable period last year. Reported EBITDA excluding stock-based compensation for the Mountain segment decreased $1.6 million, or 5.6%, to a negative $30.2 million compared to a negative $28.6 million for the prior year fiscal quarter.

Reported EBITDA for the Lodging segment improved $3.3 million, or 412.5%, to $4.1 million in the current year first quarter. Reported EBITDA excluding stock-based compensation for the Lodging segment improved $3.7 million, or 462.5%, to $4.5 million compared to $0.8 million for the same period last year. In fiscal 2005 the Company sold its 49% interest in the joint venture that owned the Ritz-Carlton, Bachelor Gulch ("BG Resort"), and the assets constituting the Vail Marriott Mountain Resort & Spa ("Vail Marriott") and The Lodge at Rancho Mirage ("Rancho Mirage"); consequently the first quarter of fiscal 2006 results do not reflect the operations of the sold assets. For the first quarter of fiscal 2005, Lodging reported EBITDA includes revenue of $7.0 million, operating expense of $7.9 million and equity investment loss of $1.9 million related to these entities. The Company retained management contracts for both the Vail Marriott and Rancho Mirage. Lodging Reported EBITDA includes incremental management fee revenue of $229,000 for the Vail Marriott and Rancho Mirage for the first quarter of fiscal 2006.

First quarter Resort Reported EBITDA improved $0.8 million, or 2.9%, to a negative $27.1 million from a negative $27.9 million in the comparable period last year. Resort Reported EBITDA excluding stock-based compensation was a negative $25.7 million, a $2.1 million, or 7.6%, improvement to a negative $27.8 million in the first fiscal quarter of last year.

Real Estate Reported EBITDA decreased $9.6 million, as expected, compared to the first fiscal quarter of last year due to the timing of real estate transactions. First quarter Real Estate Reported EBITDA excluding stock-based compensation fell $9.3 million, to a negative $2.2 million from a positive $7.0 million in the comparable period last year.

The Company reported a first quarter net loss of $34.3 million, or $0.93 per diluted share, compared to a net loss of $31.5 million, or $0.89 per diluted share, for the same period last year. Excluding stock-based compensation expense required to be recorded pursuant to the adoption of FAS 123R in fiscal 2006, the Company's net loss for the first quarter of fiscal 2006 would have been $33.3 million, or $0.90 per diluted share compared to a net loss of $31.4 million excluding stock-based compensation expense recorded pursuant to APB 25, or $0.89 per diluted share, for the same period last year.

Adam Aron, Chairman and Chief Executive Officer, commented, "Vail Resorts had many positive developments in the first quarter of fiscal 2006. In our Mountain and Lodging businesses, we were pleased by increased late summer visitation (which was up 10% compared to the same period last year, despite significant increases in fuel prices this summer), higher contributions from our golf operations and improved Reported EBITDA margins in each of our Mountain and Lodging segments. Reported EBITDA for our Resort segment in total improved by $2.1 million or 7.6% year-over-year for the quarter (excluding the impact of stock-based compensation)."

Aron said, "While it is certainly good and encouraging news that Vail Resorts' fiscal 2006 first quarter results were modestly ahead of expectations, it is commonly understood that the August/September/October quarter is a seasonally weak one for Vail Resorts. Our world-class winter-peaking resorts traditionally do not open for skiing and snowboarding until November, and it is logical that our lodging properties at the base of these resorts would also have seasonally low revenues. Therefore, rather than dwelling on first quarter financials, we believe the true measure of first quarter events for Vail Resorts is the degree to which we set the table for the ski season immediately to come. On this score, the news for Vail Resorts is bright indeed, and we believe Vail Resorts is solidly on track for fiscal 2006."

Commenting on the current 2005-2006 ski season, Aron said, "We are excited by the momentum we have recently established for the 2005-2006 ski season. Our ski areas in Colorado especially have received fabulous early season snowfall and attendant publicity. Vail has had record early season snowfall, cumulatively totaling more than eleven feet so far this season, the best snowfall Vail has received at this point in the season in Vail's 43 year history. Beaver Creek is still basking in the blizzards of snow that were showcased in global television/print exposure arising from the World Cup ski races held at Beaver Creek this past weekend. Breckenridge has already opened a month ahead of schedule its new Imperial Express Lift, the highest in North America terminating at 12,840 feet and providing lift access for the first time ever to some 400 acres of sensational bowl ski terrain. And Keystone has some 2500 acres of terrain open for skiing and snowboarding, the most terrain open at this time of year in Keystone's 35 year history, while Heavenly got three to five feet of snow at various points across the mountain in a single day last week."

Aron added, "The various metrics for the 2005-2006 ski season at our disposal are telling, and where we need them to be at this point. Season pass sales in dollars are up approximately 7% compared to record setting levels of last year at the same point in time. Vacation revenue in dollars booked through our central reservation system is approximately 2% ahead of last year at this time, but those same bookings are up over 6% in the past four weeks since the snow has started to fly. Transient room night revenue bookings at our owned and managed hotel and condominium properties in Colorado are up 5%. Airline bookings into Eagle County airport are up 5% compared to this time last season, and up 12% over this same time two years ago. Ski school advance reservations are quite strong. And we can confirm that as of this writing, Christmas and New Year's bookings across the board are robust. Finally, we are also announcing today our single-day lift ticket pricing, which will go into effect at our ticket windows later this month – Vail and Beaver Creek will increase $4 or 5.2 % year-over-year to $81, Breckenridge and Keystone will increase $4 or 5.6% to $75, and Heavenly will rise by $5 or 7.4% to $73."

Aron noted, "With abundant snowfall and other uplifting leading indicators, needless to say, we are encouraged. And there is still more good news on the horizon. Our real estate and lodging groups jointly are actively pursuing intriguing projects across each and all of our mountain resorts. We are announcing today that, effective December 1, we secured a management agreement to run the Austria Haus Hotel, a small but very high end lodging property in Vail, that will be managed as additional luxury inventory by The Lodge at Vail, one of our RockResorts properties."

Aron continued, "As for our Real Estate business, we continue to expect as we have said before that it will produce a much larger contribution starting in fiscal years 2007 and 2008, while its contribution to fiscal year 2006 will be relatively modest, even compared to prior years. So far this year, construction of the sold-out Arrabelle and Gore Creek Place projects are well underway, and we continue to make good progress in securing the necessary governmental approvals for our proposed Vail Front Door and Ritz-Carlton Residences, Vail projects. As we consistently have been saying, we believe that all of these projects will be lucrative for us in the foreseeable future. Although difficult to precisely forecast, our construction costs have been rising of late, and we believe they may continue to do so, which appears to be similarly true for construction costs in the United States generally. As such, these cost escalations may cause us to fall somewhat below our previously anticipated income range estimates for the Arrabelle and Gore Creek projects taken together. Even so, with the magnitude of development opportunities ahead of us, especially in the strong Vail market which would appear to benefit from considerable pent-up demand, we are highly confident in the fundamental inherent and underlying value of our real estate holdings."

Aron concluded, "We would also point out that investors should consider our adopting effective August 1, 2005 the fair value recognition provisions of SFAS 123R, related to the expensing of stock-based compensation. When we disclosed our fiscal 2006 guidance in our fiscal 2005 fourth quarter earnings release, we promised to update guidance after evaluating the total impact of adopting SFAS 123R. Based on our current estimates, the pre-tax stock-based compensation expense for fiscal 2006 will be $6.9 million in total, with an expense of $3.8 million, $1.6 million, $5.4 million and $1.5 million included in the Mountain, Lodging, Resort and Real Estate segments, respectively. With estimated stock-based compensation expense included, we expect that Mountain Reported EBITDA for fiscal 2006 will range from $161 million to $171 million, that Lodging Reported EBITDA will range from $6 to $13 million, and that total Resort Reported EBITDA is projected to be between $170 and $180 million. Real Estate Reported EBITDA should range from $4 to $9 million for fiscal 2006. And finally, we are projecting net income in fiscal 2006 to range from $30 million to $39 million. The only changes in our guidance stem from the inclusion of stock-based compensation expense. Other than that, and excluding stock-based compensation, our guidance for full year 2006 results remains unchanged from that disclosed and discussed on October 5. Reiterating that call, and excluding the impact of stock-based compensation expense, Mountain Reported EBITDA is expected to range between $165 and $175 million, Lodging Reported EBITDA is expected to range between $8 and $15 million, Resort Reported EBITDA is expected to range between $175 and $185 million, Real Estate Reported EBITDA is expected to range between $5 and $10 million, and net income is expected to range between $34 and $43 million."

CONFERENCE CALL

For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EST, available on www.vailresorts.com. In order to access the non-GAAP financial information that will be referenced on the call, click on the Regulation G Compliance section under the Investor Relations tab on www.vailresorts.com.

Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. Vail Resorts Development Company is the real estate planning, development, and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

***

Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. Such risks and uncertainties include but are not limited to: economic downturns; terrorist acts upon the United States; threat of or actual war; our ability to obtain financing on terms acceptable to us to finance our capital expenditure and growth strategy; our ability to develop our resort and real estate operations; competition in our Mountain and Lodging businesses; failure to commence or complete the planned real estate development projects; failure to achieve the anticipated short and long-term financial benefits from the planned real estate development projects; implications arising from new Financial Accounting Standards Board ("FASB")/governmental legislation, rulings or interpretations; termination of existing hotel management contracts; our reliance on government permits or approval for our use of federal land or to make additional improvements; our ability to integrate and successfully operate future acquisitions; expenses or adverse consequences of current or future legal claims; shortages or rising costs in construction materials; adverse changes in the real estate market; and unfavorable weather conditions. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

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Vail Resorts, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	October 31,
	2005	2004
Net revenue:
Mountain	$ 40,277	$ 34,493
Lodging	41,750	46,275
Real estate	3,393	17,115
Total net revenue	85,420	97,883
Segment operating expense:
Mountain	72,291	63,961
Lodging	37,641	43,548
Real estate	6,069	10,061
Total segment operating expense	116,001	117,570
Other operating expense:
Depreciation and amortization	(18,923)	(21,076)
Asset impairment charge	(136)	--
Loss on disposal of fixed assets, net	(240)	(858)
Loss from operations	(49,880)	(41,621)
Mountain equity investment income, net	850	794
Lodging equity investment loss, net	--	(1,918)
Real estate equity investment income (loss), net	69	(35)
Investment income, net	1,188	128
Interest expense	(9,437)	(10,576)
(Loss) gain on put options, net	(992)	213
Other expense, net	--	(33)
Minority interest in income of consolidated subsidiaries, net	1,926	1,900
Loss before benefit from income taxes	(56,276)	(51,148)
Benefit from income taxes	21,947	19,692
Net loss	$ (34,329)	$ (31,456)

Per share amounts:
Basic net loss per share	$ (0.93)	$ (0.89)
Diluted net loss per share	$ (0.93)	$ (0.89)
Other Data:
Mountain Reported EBITDA	$ (31,164)	$ (28,674)
Mountain Reported EBITDA excluding stock-based compensation	$ (30,209)	$ (28,621)
Lodging Reported EBITDA	$ 4,109	$ 809
Lodging Reported EBITDA excluding stock-based compensation	$ 4,515	$ 827
Resort Reported EBITDA	$ (27,055)	$ (27,865)
Resort Reported EBITDA excluding stock-based compensation	$ (25,694)	$ (27,794)
Real Estate Reported EBITDA	$ (2,607)	$ 7,019
Real Estate Reported EBITDA excluding stock-based compensation	$ (2,226)	$ 7,039

Vail Resorts, Inc.
Net Resort Revenue by Business Line
(In thousands)

	Three Months Ended
	October 31,		Percentage
	2005	2004	Increase
Business Line
Lift tickets	$ --	$ --	0%
Ski school	--	--	0%
Dining	3,506	3,986	(12.0)%
Retail/rental	21,705	17,199	26.2%
Other	15,066	13,308	13.2%
Total Mountain net operating revenue	40,277	34,493	16.8%

Total Lodging net operating revenue	41,750	46,275	(9.8)%

Total Net Resort revenue	$ 82,027	$ 80,768	1.6%

Note: Certain reclassifications have been made to the Mountain segment operating results as of and for the three months ended October 31, 2004 to conform to the current period presentation.

	(In thousands)
	As of October 31,
	2005	2004
Key Balance Sheet Data:
Real estate held for sale and investment	$ 194,697	$ 132,726
Total stockholders' equity	519,944	460,562

Total debt	530,302	651,811
Less: cash and cash equivalents	58,692	31,618
Net debt	$ 471,610	$ 620,193

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain, Lodging and Real Estate Reported EBITDA and Resort, Mountain Lodging and Real Estate Reported EBITDA excluding stock-based compensation have been presented herein as measures of the Company's financial operating performance. Reported EBITDA and Reported EBITDA excluding stock-based compensation are not measures of financial performance under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures. Reported EBITDA and Reported EBITDA excluding stock-based compensation do not purport to represent cash provided by operating activities and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company believes that Reported EBITDA and Reported EBITDA excluding stock-based compensation are indicative measures of the Company's operating performance, and each similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries. In addition, because of the significance of long-lived assets to the operations of the Company and the level of the Company's indebtedness, the Company also believes that Reported EBITDA and Reported EBITDA excluding stock-based compensation are useful in measuring the Company's ability to fund capital expenditures and service debt. The Company primarily uses Reported EBITDA excluding stock-based compensation targets in determining management bonuses. Additionally, the company believes that reported EBITDA excluding stock-based compensation is an important measurement for comparability purposes as prior periods do not reflect the impact of the adoption of SFAS 123R.

Presented below is a reconciliation of Reported EBITDA and Reported EBITDA excluding stock-based compensation to net loss of the Company calculated in accordance with GAAP for the three months ended October 31, 2005 and 2004.

	(In thousands)
	Three Months Ended
	October 31,
	2005	2004

Mountain segment net operating revenue	$40,277	$34,493
Mountain segment expense excluding stock-based compensation expense	(71,336)	(63,908)
Mountain equity investment income, net	850	794

Mountain Reported EBITDA excluding stock-based compensation expense	(30,209)	(28,621)
Mountain segment stock-based compensation expense	(955)	(53)

Mountain Reported EBITDA	(31,164)	(28,674)

Lodging segment net operating revenue	41,750	46,275
Lodging segment expense excluding stock-based compensation expense	(37,235)	(43,530)
Lodging equity investment loss, net	--	(1,918)

Lodging Reported EBITDA excluding stock-based compensation expense	4,515	827
Lodging segment stock-based compensation expense	(406)	(18)

Lodging Reported EBITDA	4,109	809

Resort Reported EBITDA	(27,055)	(27,865)
Resort Reported EBITDA excluding stock-based compensation expense	(25,694)	(27,794)

Real Estate segment net operating revenue	3,393	17,115
Real Estate segment expense excluding stock-based compensation expense	(5,688)	(10,041)
Real Estate equity investment income (loss), net	69	(35)

Real Estate Reported EBITDA excluding stock-based compensation expense	(2,226)	7,039
Real Estate segment stock-based compensation expense	(381)	(20)

Real Estate Reported EBITDA	(2,607)	7,019

Total Reported EBITDA	(29,662)	(20,846)
Depreciation and amortization expense	(18,923)	(21,076)
Asset impairment charge	(136)	--
Loss on disposal of fixed assets	(240)	(858)
Investment income, net	1,188	128
Interest expense	(9,437)	(10,576)
(Loss) gain on put options, net	(992)	213
Other income (expenses), net	--	(33)
Minority interest in income of consolidated subsidiaries, net	1,926	1,900

Loss before benefit from income taxes	(56,276)	(51,148)
Benefit from income taxes	21,947	19,692

Net loss	$(34,329)	$(31,456)

* Resort represents the sum of Mountain and Lodging.

Presented below is a reconciliation of net loss excluding stock-based compensation expense, tax effected, to net loss of the Company calculated in accordance with GAAP for the three months ended October 31, 2005 and 2004. Also presented is a reconciliation of net loss per diluted share excluding stock-based compensation, tax effected, to net loss per diluted share of the Company calculated in accordance with GAAP for the three months ended October 31, 2005 and 2004. The Company has presented these non-GAAP measures as it believes that this presentation provides a more comparable measure of the Company's results from ongoing operations for the three months ended October 31, 2005 compared to October 31, 2004.

	Three Months
	Ended October 31,
(In thousands, except per share amounts)	2005	2004

Net loss excluding stock-based compensation expense	$(33,266)	$(31,400)
Stock-based compensation expense, before benefit from income taxes	(1,742)	(91)
Adjustment to benefit from income taxes	679	35
Net loss	$(34,329)	$(31,456)

Diluted net loss per common share excluding stock-based compensation expense	$ (0.90)	$ (0.89)
Stock-based compensation expense per diluted common share, before benefit from income taxes	(0.05)	(0.00)
Adjustment to benefit from income taxes, per diluted common share	0.02	0.00
Diluted net loss per common share	$ (0.93)	$ (0.89)

A reconciliation of the low and high ends of the forecasted guidance range given for Reported EBITDA and Reported EBITDA excluding stock-based compensation for the Company's fiscal year ending July 31, 2006 is presented below.

	(In thousands)
	For the Year Ending
	July 31, 2006
	Low End Range	High End Range

Mountain Reported EBITDA excluding stock-based compensation	$165,000	$175,000
Mountain segment stock-based compensation	(3,800)	(3,800)

Mountain Reported EBITDA	161,200	171,200
Lodging Reported EBITDA excluding stock-based compensation	8,000	15,000
Lodging segment stock-based compensation	(1,600)	(1,600)

Lodging Reported EBITDA	6,400	13,400
*Resort Reported EBITDA excluding stock-based compensation	175,000	185,000
Resort segment stock-based compensation	(5,400)	(5,400)

*Resort Reported EBITDA	169,600	179,600
Real Estate Reported EBITDA excluding stock-based compensation	5,000	10,000
Real Estate segment stock-based compensation	(1,500)	(1,500)

Real Estate Reported EBITDA	3,500	8,500

Total Reported EBITDA	173,100	188,100
Depreciation and amortization expense	(80,200)	(80,200)
Loss on disposal of fixed assets	(1,200)	(1,200)
Investment income, net	1,700	1,700
Interest expense	(39,900)	(39,900)
Mold remediation cost	800	800
Other income (expenses), net	--	--
Minority interest in income of consolidated subsidiaries, net	(5,250)	(5,750)

Income before provision for income taxes	49,950	64,450
Provision for income taxes	(19,980)	(25,780)

Net income	$29,970	$38,670

* Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA and Reported EBITDA excluding stock-based compensation ranges for the Mountain and Lodging segments, as well as for the two combined. Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA and Reported EBITDA excluding stock-based compensation ranges provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA and Resort Reported EBITDA excluding stock-based compensation will depend on the actual mix of the Lodging and Mountain components. Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort range.

A reconciliation of the low and high ends of the forecasted guidance range given for net income excluding stock-based compensation for the Company's fiscal year ending July 31, 2006 is presented below.

	(In thousands)
	For the Year Ending
	July 31, 2006
	Low End Range	High End Range

Net income excluding stock-based compensation	$34,110	$42,810
Stock-based compensation expense, before benefit from income taxes	(6,900)	(6,900)
Adjustment to provision for income taxes	2,760	2,760

Net income	$29,970	$38,670